SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  240.13d-102
                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                  (S)240.13D-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO (S)240.13D-2

                             (Amendment No.    )*
                                           -----

                           ABM Industries Incorporated
                  -------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                  -------------------------------------------
                        (Title of Class of Securities)

                                  000957100
                              ------------------
                                (CUSIP Number)

                                February 13, 1998
                  -------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X] Rule 13d-1(b)

          [ ] Rule 13d-(c)

          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G
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CUSIP NO. 000957100                                                  Page 2 of 8
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             2,282,000
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,282,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    2,282,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

11    11.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

12    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

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                                  SCHEDULE 13G
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CUSIP NO. 000957100                                                  Page 3 of 8
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America NT&SA
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,282,000
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,282,000
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    2,282,000
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    11.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    BK
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

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                                  SCHEDULE 13G
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CUSIP NO. 000957100                                                  Page 4 of 8
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Item 1  (a)  Name of Issuer:                   ABM Industries Incorporated

        (b)  Address of Issuer's               160 Pacific Avenue, Suite 222
             Principal Executive               San Francisco, CA 94111
                Offices:


Item 2  (a)  Names of Person Filing:           BankAmerica Corporation ("BAC")
                                               Bank of America NT&SA ("BANTSA")

        (b)  Address of Principal              (For BAC and BANTSA)
             Business Offices:                 555 California Street
                                               San Francisco, CA 94104

        (c)  Citizenship:                      BAC is organized under the laws
                                               of Delaware. BANTSA is a national
                                               banking association organized
                                               under the laws of the United
                                               States.

        (d)  Title of Class of                 Common Stock
             Securities:

        (e)  CUSIP Number:                      000957100


Item 3  If this  statement is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is a:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

        (b) [X]  Bank as defined in Section  3(a)(6) of the Act (15 U.S.C. 78c)

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8)

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                                  SCHEDULE 13G
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CUSIP NO. 000957100                                                  Page 5 of 8
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        (e) [ ]  An investment adviser in accordance with (S)240.13d-1(b)
                 (1)(ii)(E)

        (f) [ ]  An employee benefit plan or endowment  fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F)

        (g) [X]  A parent holding company or control person in accordance with
                 (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

        (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)


   If this statement is filed pursuant to (S)240.13d-1c), check this box. [_]


Item 4  Ownership*

        (a) Amount Beneficially Owned:

               BAC                                             2,282,000
               BANTSA                                          2,282,000

        (b) Percent of Class:
                BAC                                            11.0%
                BANTSA                                         11.0%

        (c) Number of shares as to which the person has:

                (i)   sole power to vote or to direct the vote:

                         BAC                                   0
                         BANTSA                                0

                (ii)  shared  power  to  vote or to  direct  the
                      vote:
                         BAC                                   2,282,000
                         BANTSA                                2,282,000

--------
* By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships. BankAmerica Corporation is the parent of the Bank.

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                                  SCHEDULE 13G
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CUSIP NO. 000957100                                                  Page 6 of 8
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                (iii) sole power to dispose or to direct the
                      disposition of:

                          BAC                                  0
                          BANTSA                               0

                 (iv) shared  power to  dispose or to direct the
                      disposition of:

                          BAC                                  2,282,000
                          BANTSA                               2,282,000


Item 5  Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


Item 6  Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.


Item 7 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

        See Item 2. BAC is a registered bank holding company. BANTSA is a bank as defined in Section 3(a)(6) of the Act, and is a wholly-owned subsidiary of BAC.


Item 8  Identification and Classification of Members of the Group.

        Not Applicable.

Item 9  Notice of Dissolution of Group.

        Not Applicable.

Item 10 Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                  SCHEDULE 13G
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CUSIP NO. 000957100                                                  Page 7 of 8
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SIGNATURE
----------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 22, 1998



                         BANKAMERICA CORPORATION*

                         BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*




                       *By: /s/ VENRICE R. PALMER
                       --------------------------
                        Venrice R. Palmer
                        Senior Counsel of
                        Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to
                        Schedule 13G Amendment #2 relating to Anaren Mircrowave, Inc.)



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                                  SCHEDULE 13G
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CUSIP NO. 000957100                                                  Page 8 of 8
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                                   EXHIBIT A
                                   ---------

                             JOINT FILING AGREEMENT
                             ----------------------


     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  April 22, 1998

       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*



*By:   /s/ VENRICE R. PALMER
       ---------------------
       Venrice R. Palmer
       Senior Counsel of
       Bank of America  National  Trust and Savings  Association  and Authorized
       Attorney-in-Fact   (signing   resolutions  and  powers  of  attorney  are
       incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Mircrowave, Inc.)